                    U.S.SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
                          17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
                                     1940

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1. Name and Address of Reporting Person         2. Date of Event         4. Issuer Name and Ticket or Trading Symbol
/s/ Holroyd Kenneth J.                             Requiring
                                                   Statement                Magainin Pharmaceuticals Inc. MAGN

                                                     6/??/98
                                                   (Month/Day/Year)
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(Last)           (First)            (Middle)                            5. Relationship of Reporting Person to Issuer
                                                                                           (Check all applicable)
c/o Magainin Pharmaceuticals Inc.
5110 Campus Drive                                                          _______ Director       ______ 10% Owner
                                                                              X    Officer (give  ______ Other (specify
                                                                           -------
                                                                                       title below)         below

                                                                         Sr, Vive President Regulatory Affairs & Clinical Research
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                                                                                                                        Affairs
                           (Street)             3. IRS or Social
                                                   Security Number
Plymouth Meeting, PA              19462            of Reporting
                                                   Person
                                                   (Voluntary)
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(City)           (State)              (Zip)                              TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                                                                                            0R BENEFICIALLY OWNED

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1. Title Security                                 2. Amount of Securities Beneficially Owned (instr. 4)

(Instr. 4)


          Common Stock, Par Value $0.02                              4000 shares
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
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6. If Amendment, Date of Original

   (Month/Day/Year)


3. Ownership             4. Nature of Indirect Beneficial Ownership
   Form Direct
   (D) or Indirect          (Instr. 5)
   (I)

   (Instr. 5)
           D
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
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FORM 3 (continued)

  TABLE II--DERIVATIVE SECURITIES ACQUIRED DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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
Options (Rights to Buy)         #      6/16/08     Common stock, Par    50,000         $ 5.563         D
                                                   Value $.002
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Options (Rights to Buy)        ##       7/9/07     Common stock, Par    15,500         $ 7.375         D
                                                   Value $.002
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Options (Rights to Buy)       ###     12/09/06     Common stock, Par    50,000         $  8.00         D
                                                   Value $.002
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
Explanation of Responses:

Options exercisable at the rate of 25% of such option on cash of the first four anniversary dates of the dates of the dates granted, which was June 16, 1998.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                       /s/ Kenneth J. Holroyd         6-23-98.
                                       ----------------------------------------
                                       Kenneth J. Holroyd               Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

# Options exercisable at the rate of 25% of such option on each of the first four anniversary dates of the date of grant, which was
6/16/98.
## Options exercisable at the rate of 25% of such option on each of the first four anniversary dates of the grant, which was 7/9/97.
### Options exercisable at the rate of 25% of such option on each of the first four anniversary dates of the grant, which was
12/9/96.

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